Q3 2007 Tegal Corporation  Earnings Conference Call

Participants

Christine Hergenrother
Tegal Corporation - CFO

Tom Mika
Tegal Corporation - President and CEO

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2007 Tegal Corporation earnings conference call. At this time (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to Ms. Christine Hergenrother, Chief Financial Officer. Please proceed, ma'am.

Christine Hergenrother - Tegal Corporation - CFO

Thank you. Good afternoon and happy Valentine's Day. Welcome to Tegal's investor conference call for the third quarter of fiscal 2007, which ended December 31, 2006. Before I review the financial results for the quarter and the year, I have two housekeeping items.

The first is a reminder that a digital recording of this call will be made available one hour after its completion. The recording will be accessible through midnight on Wednesday, February 21, 2007. To access, investors should dial 888-286-8010 or 617-801-6888 and enter passcode 59-91-1039. An online replay of the call, along with the Company's earnings release will also be available on the Company's website.

The second housekeeping item is a reminder about the Safe Harbor statement that should be taken into consideration when listening to comments that are made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter, I will introduce Tom Mika, Chairman, President and Chief Executive Officer of Tegal, who will have some additional comments. After that we will entertain questions from the dial-in audience.

As announced in our press release, revenues for the fiscal third quarter were $4.4 million, a decrease of 30% from $6.2 million recorded in the same period last year, and a decrease of 14% from the $5.1 million recorded for the second quarter of fiscal 2007. Gross profits declined to negative 30% for the current quarter as a result of an inventory adjustment of $1.7 million and certain other charges and deferrals. Gross profits were 27% in the same period last year and 47% in the second quarter of fiscal 2007.

Operating expenses for the third quarter of fiscal 2007 were $5.1 million, an increase of $2.2 million reported for the same period last year. Litigation expense of $1.2 million and stock compensation expense of $800,000 accounted for almost all of this increase. Compared to the second quarter of this fiscal year, operating expenses actually declined by $500,000.

The resulting operating losses for the third quarter were $6.4 million, which included approximately $2.7 million of non-cash charges. This compares to a $1.2 million loss in the same period last year and a loss of $3.1 million last quarter, each of which included $300,000 and $500,000 in non-cash charges respectively.

Litigation expenses for the quarter amounted to $1.2 million. Excluding the non-cash and litigation expenses in Q3, Tegal would have reported an operating loss of $2.5 million for the quarter. G&A expense at $3.1 million was about $2 million more than the same quarter last fiscal year, but about $400,000 lower than last quarter. This quarter's G&A expense included litigation expenses of $1.2 million and $800,000 of non-cash stock compensation expenses.

Going forward, we expect G&A expenses to stabilize to a range of $1 million to $1.5 million per quarter, which is lower than our previous estimate. Sales and marketing expense at just under $1 million is the same as last quarter but an increase over the same quarter last year. This is due to a reclassification of some service overhead expenses compared to last year. We expect sales and marketing expenses to remain at about $1 million to $1.2 million per quarter level going forward, depending on the level of sales commissions paid.

R&D spending has been stable at just over $1 million for the quarter for the past several quarters, going back to last year. We expect that R&D spending will remain at about $1 million to $1.2 million per quarter level going forward. Our reported net loss for the third quarter was $6.1 million, or $0.86 per share compared to a net loss of $1.9 million, or $0.27 per share in the same period last year, and a net loss of $3.3 million, or $0.47 per share, for the second quarter of fiscal 2007.

All of the per share numbers reflect a one 1-for-12 reverse split in Tegal's common stock which became effective on July [25], 2006. There are a few significant changes in the balance sheet accounts since the end of last fiscal year. Cash at the end of the third quarter was $29.5 million, an increase of $15.7 million since March 31, 2006, and $19 million higher than at the end of the second quarter, when cash stood at $10.5 million. Accounts receivable were down $3 million and now stand at $2.3 million. Inventories are down by $1.8 million, reflecting the write-off of the 300 mm PVD inventory.

We created a litigation suspense liability account for $19.5 million. This will remain in suspense until we resolve our key dispute with our litigation attorney. The Company's book-to-bill ratio was one to one during the quarter; our backlog as of today is approximately $5 million. Total shares outstanding as of December 31, 2006 were 7,106,867, taking into account the 1-for-12 reverse split which became effective July 25.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

Tom Mika - Tegal Corporation - President and CEO

Thanks, Christine. As I've said in the past, our quarterly performance continues to be affected by the timing of single advanced system orders. The slip of just one order outside the quarter impacts both revenues and operating profits. We will not emerge from this situation until our revenues are substantially higher, which I believe will depend both on our success in broadening our sales coverage and on the acceptance of our new products that we are introducing this year.

Despite this current lumpiness in our business, I believe that recently, especially after putting behind the costs and distractions associated with three years of litigation, we are succeeding with new initiatives that are improving our business and positioning us well for long-term growth.

The December quarter included the final shipment of a four-tool order to ST Micro in Singapore. ST uses our systems, both in Singapore and France, to make a unique integrated active passive device for cellphone applications. This has been an extremely successful project for Tegal on many levels, and we look forward to continuing to support ST's high-volume manufacturing of these devices. In addition, we shipped a repeat order for a 900 series etch tool to a California-based optical networking company.

New order flow during the quarter was very good. We received two purchase orders for Endeavor PVD systems. One of the tools is a repeat order for high-volume manufacturing from a global leader in power management producing devices on ultra-thin wafers.

The second order from another global leader in power conversion device manufacturing will be used to deposit various metals, including some new materials incorporating a mixture of silicon and chromium. We also received an order for a 6500 advanced etch system from Skyworks Solutions, the global leader in high-performance analog and mixed signal semiconductors, enabling mobile connectivity. The Tegal 6500 etch system will be used by Skyworks to etch silicon nitride and other critical films, thin films, on gallium arsenide substrates. According to analysts, Skyworks is a leading supplier for front end modules for Apple's new iPhone.

In terms of introducing new products, our recent settlement has expanded our product portfolio. We recently began the process of integrating the AMS deposition tool into our sales efforts and into our operations overall. We have begun to provide field support to former AMS customers, including an installation that is taking place right now in Japan. We believe that this addition to our product portfolio will help Tegal consolidate the dominant position in the RF MEMS arena, which includes important new devices for advanced cellphone and wireless applications.

We continue to make very good progress in NLD, especially in the LED applications that I mentioned in the last conference call, and importing our etch chamber technology to our new compact platform. We believe that we are very close to beta site orders for both of these new tools.

In addition to growing our product portfolio, we continue to expand our sales channels to improve sales in our core etch and PVD products. Recently, we have made significant strides in Asia, the world's largest semiconductor market. This represents a significant growth opportunity for us as we currently derive just a small percentage of sales from this region.

During our last conference call, I spoke about our agreement with Noah Corporation, which is off to a very good start in Japan. In addition, we just announced an agreement with Westpac in Korea. Westpac has a very good reputation, and we know them well, since they were most recently the AMS rep in Korea, where there are two installations of AMS tools. And they were at one time the rep for Sputtered Films, our PVD subsidiary.

There are some very good signs of life for our specialized systems in Korea, so we look forward to actively selling in this market once again after a long hiatus. I am also working to expand our presence in mainland China, about which I hope to be able to say something very positive over the coming months. All this continues to give me confidence that our sales trend is up despite the quarterly fluctuations.

As Christine mentioned, our gross margins took several hits this quarter, ending up in negative territory. We anticipated a lower than normal level, since we shipped the last tool of a four system order to ST Micro that was significantly below our target margins when we signed the deal over 18 months ago.

In addition, we had some higher than expected service costs, which we do not expect to reoccur, and we decided to write off inventory related to our 300 mm PVD system development. The inventory commitment that we made to our 300 mm PVD system was reasonable at the time, since it was related to a specific European-based customer, and substantial government funds had been approved for the project. Regrettably, this customer abruptly ended its evaluation of new 300 mm tools.

As a reasonable period for finding its substitute home for this specific tool has passed, we have taken the appropriate accounting measure and taken the write-off. We have definitely not abandoned the 300 mm PVD development program. Indeed, we now see that project moving forward in a completely different environment, which I hope to be able to report on in subsequent calls.

Regarding the suspension of the proceeds of the settlement agreement into a contingent liability account, my only comment is that I am confident that our dispute with our litigation council will be resolved soon. Until it is, we will not recognize any income from the settlement.

So to recap, this quarter presented challenges for us in terms of the timing of our sales -- a large one-time inventory charge and high legal expenses. However, we should be back on track again next quarter. In addition, by midyear, we should be able to announce some significant progress from our sales channel development and new products that will become available to the market.

I'll now turn the call over to our listeners for any questions that you may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). There are no questions in queue at this time.

Tom Mika - Tegal Corporation - President and CEO

Operator, let's give it another 30 seconds or so to see if there are any questions. I'm, again, surprised.

Operator

(OPERATOR INSTRUCTIONS). There are no questions in queue.

Tom Mika - Tegal Corporation - President and CEO

All right, operator, then I'll take it from here. Again, our quarter presented significant challenges, but I really do think that as a company we're on track with executing our strategy as we've outlined over the past two years. We've made some very significant progress that hasn't been reflected in our revenues or our earnings, but I am very confident that we will get back on track.

Thank you for your time and attention, and thank you for joining us today. This concludes today's conference call.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.